Exhibit 10.3

ADDENDUM TO PROMISSORY NOTE

(Term SOFR)

December 29, 2021

This ADDENDUM TO PROMISSORY NOTE (“Addendum”) is hereby made a part of the Promissory Note dated September 28, 2017 (including all addenda, renewals, extensions, modifications and substitutions thereof, the “Note”) from APPLIED OPTOELECTRONICS, INC., a Delaware corporation (“Borrower”) payable to the order of TRUIST BANK, a North Carolina banking corporation f/k/a Branch Banking and Trust Company, a North Carolina banking corporation (including its successors and assigns, hereinafter referred to as "Bank") in the original principal amount of $60,000,000, and a modified principal amount of $20,000,000.

1.       INTEREST RATE. Interest shall accrue during each Interest Period at a variable rate of interest per annum equal to the Adjusted Term SOFR Rate; provided however, in no instance shall the interest rate ever be less than 2.31% per annum (the “Minimum Rate”).

2.       DEFINITIONS. Any capitalized terms not defined herein shall have the meaning set forth in the Note.

“Adjusted Term SOFR Rate” means the variable annual interest rate calculated for each Interest Period equal to the sum obtained by adding (i) Term SOFR for said Interest Period plus (ii) the Margin.

“Determination Day” means that date which is (i) two U.S. Government Securities Business Days prior to the first day of the Interest Period if such day is a U.S. Government Securities Business Day or (ii) if the first day of the Interest Period is not a U.S. Government Securities Business Day then two U.S. Government Securities Business Days prior to the U.S. Government Securities Business Day immediately preceding the commencement of the Interest Period.

“Interest Period” means a one month period commencing with the date of the Note and each subsequent Interest Period shall commence on the day which corresponds numerically to the date of the Note; provided that if there is no such numerically corresponding day, then the Interest Period shall commence on the next preceding calendar day; and further provided that the initial Interest Period may commence on the booking date and result in a shorter initial Interest Period. No Interest Period shall extend beyond the maturity date of the Note.

“Margin” means 1.56%.

“Term SOFR” means the Term SOFR reference rate for a one month tenor as administered by the Term SOFR Administrator and quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by Bank on the Determination Day; provided that if as of 5:00 p.m. (New York time) on the Determination Day, Term SOFR for such tenor has not been published by the Term SOFR Administrator, then the rate used will be Term SOFR for such tenor as published by the Term SOFR Administrator for the immediately preceding U.S. Government Securities Business Day on which such rate was published on the Term SOFR Administrator’s website so long as such immediately preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Determination Day; and further provided if Term SOFR would be less than 0.75%, then it shall be deemed to be 0.75%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited or a successor administrator of the Term SOFR Reference Rate selected by Bank in its sole discretion.

“U.S. Government Securities Business Day” Any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

3.       EFFECT OF BENCHMARK TRANSITION EVENT.

(a)       In the event Bank determines in its sole discretion that (i) there is a public announcement by the administrator of a Benchmark or a Relevant Governmental Body that such Benchmark will cease or has ceased to be published; (ii) a public announcement is made by the administrator of a Benchmark or any Relevant Governmental Body that the Benchmark is no longer representative; or (iii) a Relevant Governmental Body has determined that Bank may no longer utilize the Benchmark for purposes of setting interest rates (each a “Benchmark Transition Event”); Bank will have no obligation to make, fund or maintain a loan based on the Benchmark and on a date and time determined by Bank, without any further action or consent of by Borrower or amendment to this Addendum or any other Loan Document, the first available alternative set forth in the order below that can be determined by Bank shall replace the Benchmark (“Successor Rate”):

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(x)       Relevant Governmental Body Recommended Rate; or

(y)      Alternative Benchmark Rate.

(b)       In connection with the implementation of a Successor Rate, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate or Conforming Changes will become effective without any further action or consent of Borrower. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0%), the Successor Rate will be deemed to be zero percent (0%) for the purposes of this Addendum and the other Loan Documents. For avoidance of doubt, following the implementation of a Successor Rate, the interest rate under the Note will be the Successor Rate plus the Margin, if any and subject to any Minimum Rate.

(c)       Bank will notify (in one or more notices) Borrower of the implementation of any Successor Rate. Any determination or decision that may be made by Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from Borrower.

(d)       In the event Bank determines in its sole discretion that Bank cannot make, fund, or maintain a loan based upon the Benchmark due to illegality or the inability to ascertain or determine said rate on the basis provided for herein (“Unavailability Period”) and a Benchmark Transition Event has not occurred, then at the election of Bank the Benchmark shall convert to the Alternative Benchmark Rate for purposes of calculating the interest rate on the then outstanding principal balance and for interest accruing on any fundings or advances requested by Borrower and, thereafter, the interest rate on the Note shall adjust simultaneously with any fluctuation in the Alternative Benchmark Rate. In the event Bank determines that the circumstances giving rise the Unavailability Period have ended, at such time as determined by Bank the Benchmark will revert to the prior Benchmark (provided a Benchmark Transition Event has not occurred). Bank shall provide notice, which may be after the implementation of the Alternative Benchmark Rate as contemplated hereunder, to Borrower of any Benchmark change that is made pursuant to this Section. For avoidance of doubt, following conversion to the Alternative Benchmark Rate, the interest rate under the Note will be the Alternative Benchmark Rate plus the Margin, if any and subject to any Minimum Rate.

(e)       For purposes of this Section, in addition to the definitions set forth in Section 2, the following definitions shall apply:

“Alternative Benchmark Rate” means a rate of interest per annum equal to the Bank’s Prime Rate minus two and 5/10 percent (2.5%) which shall adjust daily with changes in Bank’s Prime Rate.

“Bank’s Prime Rate” means, for any day, a rate per annum equal to Bank's announced Prime Rate, and shall change effective on the date any change in Bank’s Prime Rate is publicly announced as being effective; provided however, if the Note is governed by Subtitles 9 or 10 of Title 12 of the Commercial Law Article of the Annotated Code of Maryland, “Prime Rate” shall mean the Wall Street Journal Prime Rate, which is the Prime Rate published in the “Money Rates” section of the Wall Street Journal from time to time, and shall change effective on the date any change in such rate is reported.

“Benchmark” means initially Term SOFR, and thereafter is it will be the then-current Successor Rate.

“Conforming Changes” means, with respect to any Successor Rate, any technical, administrative or operational changes (including changes to the definitions such as “Business Day,” “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by Bank in a manner Bank decides is reasonably necessary in connection with the administration of this Addendum and the other Loan Documents.

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“Loan Documents” means the Note, this Addendum, any loan agreement including any schedule attached thereto, deed of trust, mortgage, security deed, assignment of leases and rents, guaranty agreement, security agreement, financing statements, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and restatements thereof and therefor; provided however, for purposes of Section 3 any swap agreement shall not be deemed a Loan Document.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Governmental Body Recommended Rate” means, in respect of any relevant day, the rate (inclusive of any spreads or adjustments which may be positive or negative) recommended as the replacement for the Benchmark by the Relevant Governmental Body (which rate may be produced by the Federal Reserve Bank of New York or another administrator).

4.       ADDITIONAL COSTS. In the event that any applicable law or regulation, guideline or order or the interpretation or administration thereof by any governmental or regulatory authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to Bank of any amounts payable by the Borrower hereunder (other than taxes imposed on the overall net income of Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) shall impose any other condition with respect to the Note, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining the loan evidenced by the Note or to reduce any amount receivable by Bank under the loan evidenced by the Note, and Bank determines that such increased costs or reduction in amount receivable was attributable to the use of the current Benchmark, then the Borrower shall from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to compensate Bank for such increased costs ("Additional Costs"). A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to the Borrower by Bank, shall be conclusive and binding in the absence of manifest error.

(SIGNATURES ON FOLLOWING PAGE)

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In Witness Whereof, Borrower has caused this Addendum to Promissory Note to be duly executed as of the date first written above.

APPLIED OPTOELECTRONICS, INC.
WITNESS:		Name of Corporation

_____________________________________	By:	/s/ Stefan Murry
Print Name: _____________________________________	Name:	Stefan Murry
	Title:	Chief Financial Officer

_____________________________________	By:	/s/. David Kuo
Print Name: _____________________________________	Name:	David Kuo
	Title:	Vice President, General Counsel and Secretary

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